Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports earnings of $259 million and earnings per share of $0.20 for the second quarter of 2016

BIRMINGHAM, Ala. - (BUSINESS WIRE) - July 19, 2016 - Regions Financial Corporation (NYSE:RF) today announced earnings for the second quarter ended June 30, 2016. The company reported net income available to common shareholders of $259 million and earnings per diluted share of $0.20.

“Our results in the second quarter, and throughout 2016, reflect continued progress toward reaching our goals of diversifying revenue streams and making prudent investments that position Regions for further growth,”
said Grayson Hall, chairman, president and CEO. “We continue to focus on managing expenses in a manner that increases efficiency long-term. Further, we are pleased to have successfully completed the Comprehensive Capital Analysis and Review (CCAR) process and received no objection regarding our planned capital actions. This reflects the strength of our process for deploying capital effectively and returning an appropriate amount to shareholders.”

During the second quarter, Regions was recognized by the advisory firm Reputation Institute and American Banker magazine as having the best overall reputation among top U.S. banks. Regions was also recognized as having the best reputation among customers - the second consecutive year Regions has earned this distinction. In addition, Regions was recently ranked among the top 10 percent of companies rated in the 2016 Temkin Web Experience Ratings, placing Regions in the category of companies ranked "very strong" in online experience. The ratings are compiled by the Temkin Group, a nationally recognized customer experience research firm.

“Regions customers are responding to the deliberate, prescriptive approach we have taken to strengthening customer service and deepening customer relationships,” Hall said. “We are honored to receive these awards recognizing Regions associates' comprehensive approach to identifying and meeting the needs of our customers and the communities we serve.”

SUMMARY OF SECOND QUARTER 2016 RESULTS:

	Quarter Ended
($ amounts in millions, except per share data)	6/30/2016	3/31/2016	6/30/2015
Income from continuing operations (A)	$272	$273	$289
Income (loss) from discontinued operations, net of tax	3	—	(4)
Net income	275	273	285
Preferred dividends (B)	16	16	16
Net income available to common shareholders	$259	$257	$269
Net income from continuing operations available to common shareholders (A) – (B)	$256	$257	$273

Diluted earnings per common share from continuing operations	$0.20	$0.20	$0.20

Diluted earnings per common share	$0.20	$0.20	$0.20

SECOND QUARTER 2016 FINANCIAL RESULTS:
Selected items impacting earnings:

	Quarter Ended
($ amounts in millions, except per share data)	6/30/2016	3/31/2016	6/30/2015
Pre-tax select items:
Branch consolidation, property and equipment charges	$(22)	$(14)	$(27)
Professional, legal and regulatory (expense)/recovery	(3)	7	(48)
Salaries and benefits related to severance charges	(1)	(12)	—
FDIC insurance (assessment)/refund	6	—	6
Insurance proceeds	—	3	90
Bank-owned life insurance benefits (tax free)	—	14	—

Diluted EPS impact	$(0.01)	$—	$0.01

As part of the company's ongoing plans to operate more efficiently throughout its branch network, during the second quarter of 2016, Regions incurred $22 million of property-related expenses primarily related to the consolidation of approximately 60 branches as well as other occupancy optimization initiatives. These branches are expected to close in the fourth quarter of 2016. Including these 60 branches, Regions has announced the consolidation of approximately 90 branches as part of the company’s previous announcement to consolidate 100 to 150 branches through 2018. The company also incurred $1 million of severance expense. Both of these charges were related to ongoing efficiency efforts as the company executes its plan to eliminate $300 million in expenses through 2018.

The company also incurred $3 million of additional legal and regulatory charges related to the pending settlement of previously disclosed matters. In addition, the company benefited from a $6 million FDIC insurance refund related to overpayments in prior periods.

Second quarter 2016 results compared to first quarter 2016:

•	Average loans and leases totaled $82 billion, an increase of 1 percent.

◦	Business lending balances increased $147 million on an average basis.

◦	Consumer lending balances increased $303 million on an average basis.

•	Average deposit balances totaled $97 billion, a decrease of $253 million.

•	Net interest income and other financing income on a fully taxable equivalent basis decreased $14 million or 2 percent. The resulting net interest margin was 3.15 percent.

•	Non-interest income increased 4 percent, or 2 percent on an adjusted basis(1).

•	Non-interest expenses increased 5.3 percent, or 5.5 percent on an adjusted basis(1).

•	Net charge-offs increased 6 percent while non-accrual loans, excluding loans held for sale, increased 3 percent and represented 1.25 percent of loans outstanding.

•
The Common Equity Tier 1 ratio(2) was estimated at 10.9 percent at June 30, 2016. The fully phased-in pro-forma Common Equity Tier 1 ratio(1)(2) was estimated at 10.7 percent and the loan-to-deposit ratio was 84 percent.

Second quarter 2016 results compared to second quarter 2015:

•	Average loans and leases increased $2.8 billion or 4 percent.

◦	Business lending balances increased $1.3 billion or 3 percent on an average basis.

◦	Consumer lending balances increased $1.4 billion or 5 percent on an average basis.

•	Average deposit balances increased $397 million.

•	Net interest income and other financing income on a fully taxable equivalent basis increased $30 million or 4 percent.

•	Non-interest income decreased 11 percent; however, on an adjusted basis(1) increased 5 percent.

•	Non-interest expenses decreased 2 percent; however, on an adjusted basis(1) increased 4 percent.

•	Net charge-offs increased $26 million and represented 0.35 percent of average loans, and non-accrual loans, excluding loans held for sale, increased 36 percent.

Total revenue

	Quarter Ended
($ amounts in millions)	6/30/2016	3/31/2016	6/30/2015	2Q16 vs. 1Q16		2Q16 vs. 2Q15
Net interest income and other financing income	$848	$862	$820	$(14)	(1.6)%	$28	3.4%
Net interest income and other financing income - fully taxable equivalent (FTE)	$869	$883	$839	$(14)	(1.6)%	$30	3.6%
Net interest margin (FTE)	3.15%	3.19%	3.16%

Non-interest income:
Service charges on deposit accounts	166	159	168	7	4.4%	(2)	(1.2)%
Wealth Management	103	106	97	(3)	(2.8)%	6	6.2%
Card and ATM fees	99	95	90	4	4.2%	9	10.0%
Mortgage income	46	38	46	8	21.1%	—	—%
Capital markets fee income and other	38	41	27	(3)	(7.3)%	11	40.7%
Bank-owned life insurance	20	33	18	(13)	(39.4)%	2	11.1%
Commercial credit fee income	18	19	21	(1)	(5.3)%	(3)	(14.3)%
Insurance proceeds	—	3	90	(3)	(100.0)%	(90)	(100.0)%
Net revenue from affordable housing	3	11	6	(8)	(72.7)%	(3)	(50.0)%
Market value adjustments on employee benefit assets*	8	(12)	2	20	(166.7)%	6	300.0%
Securities gains (losses), net	6	(5)	6	11	(220.0)%	—	—%
Other	19	18	19	1	5.6%	—	—%
Non-interest income	$526	$506	$590	$20	4.0%	$(64)	(10.8)%
Total revenue, taxable-equivalent basis	$1,395	$1,389	$1,429	$6	0.4%	$(34)	(2.4)%

Adjusted total revenue, taxable-equivalent basis (non-GAAP)(1)	$1,389	$1,391	$1,333	$(2)	(0.1)%	$56	4.2%

* These market value adjustments relate to assets held for certain employee benefits, which are offset within salaries and employee benefits expense.
Comparison of second quarter 2016 to first quarter 2016
Total revenue on a fully taxable equivalent basis was $1.4 billion in the second quarter, an increase of $6 million. On an adjusted basis(1) compared to the prior quarter, total revenue on a fully taxable equivalent basis decreased $2 million. Net interest income and other financing income on a fully taxable equivalent basis was $869 million, a decrease of $14 million or 2 percent, and the resulting net interest margin was 3.15 percent. Net interest income and other financing income was impacted by recent long-term debt issuances, lower loan fees, reduced dividends from trading assets, and less favorable credit related interest recoveries, partially offset by loan growth.

Non-interest income totaled $526 million in the second quarter, an increase of $20 million or 4 percent. On an adjusted basis(1), non-interest income increased 2 percent driven primarily by an increase in service charges, mortgage income, and card & ATM fees. Highlighting the strength of the retail franchise, continued growth in checking accounts contributed to a 4 percent increase in service charges. Mortgage income increased 21 percent driven by seasonally higher mortgage production and increased servicing income. Within total mortgage production, 75 percent was related to purchase activity and 25 percent related to refinancing. Card and ATM income increased 4 percent as active debit cards increased 1 percent and transaction volume increased 8 percent. Market value adjustments related to assets held for certain employee benefits, which are offset in salaries and benefits also increased $20 million compared to the first quarter.

Capital markets income declined $3 million or 7 percent relative to the prior quarter’s strong results as increased fees from merger and acquisition advisory services were offset by declines in fees generated from the placement of permanent financing for real estate customers, as well as syndicated loan transactions. Wealth Management income decreased $3 million or 3 percent primarily due to seasonal decreases in insurance income partially offset by increased investment management and trust fees in the second quarter. Bank-owned life insurance also decreased $13 million or 39 percent primarily due to claim benefits and a gain from an exchange of policies recognized in the first quarter.

Comparison of second quarter 2016 to second quarter 2015
Total revenue on a fully taxable equivalent basis decreased $34 million or 2 percent compared to the second quarter of 2015. However, total revenue on a fully taxable equivalent basis increased $56 million or 4 percent on an adjusted basis(1). Net interest income and other financing income on a fully taxable equivalent basis increased $30 million or 4 percent driven primarily by loan growth, balance sheet hedging and optimization strategies, as well as the impact of higher short-term interest rates.

Non-interest income decreased $64 million or 11 percent compared to the second quarter of 2015 primarily due to $90 million of insurance proceeds related to the settlement of a previously disclosed case that was recognized in the prior year. On an adjusted basis(1), non-interest income increased $26 million or 5 percent driven primarily by revenue diversification initiatives and increased card and ATM income. Capital markets income increased $11 million or 41 percent as the company expanded merger and acquisition advisory service offerings and increased loan syndication volume. Wealth Management income improved $6 million or 6 percent as the company expanded insurance capabilities and increased investment services fee income by deepening customer relationships.

Card and ATM income increased $9 million or 10 percent compared to the second quarter of 2015, primarily due to an increase in transaction volume as the company grew active debit cards 4 percent. Service charges were down 1 percent reflecting the impact of posting order changes that went into effect in early November 2015. The impact of these changes was partially offset by growth in checking accounts of 2 percent.

Non-interest expense

	Quarter Ended
($ amounts in millions)	6/30/2016	3/31/2016	6/30/2015	2Q16 vs. 1Q16		2Q16 vs. 2Q15
Salaries and employee benefits	$480	$475	$477	$5	1.1%	$3	0.6%
Net occupancy expense	86	86	89	—	—%	(3)	(3.4)%
Furniture and equipment expense	79	78	76	1	1.3%	3	3.9%
Outside services	39	36	40	3	8.3%	(1)	(2.5)%
Marketing	28	25	25	3	12.0%	3	12.0%
Professional, legal and regulatory expenses	21	13	71	8	61.5%	(50)	(70.4)%
FDIC insurance assessments	17	25	15	(8)	(32.0)%	2	13.3%
Credit/checkcard expenses	14	13	13	1	7.7%	1	7.7%
Branch consolidation, property and equipment charges	22	14	27	8	57.1%	(5)	(18.5)%
Other	129	104	101	25	24.0%	28	27.7%
Total non-interest expense from continuing operations	$915	$869	$934	$46	5.3%	$(19)	(2.0)%
Total adjusted non-interest expense(1)	$889	$843	$859	$46	5.5%	$30	3.5%

Comparison of second quarter 2016 to first quarter 2016
Non-interest expense totaled $915 million in the second quarter, an increase of $46 million or 5.3 percent. On an adjusted basis(1), non-interest expense increased 5.5 percent. Total salaries and benefits increased $5 million and included expenses related to market value adjustments associated with assets held for certain employee benefits, which are offset in non-interest income. The impact of the second quarter market value adjustment increased salaries and benefits by approximately $20 million compared to the first quarter. In addition, severance expense declined by $11 million over the same period. Excluding the impact of the market value adjustment and severance decline, total salaries and benefits would have declined compared to the first quarter. Staffing levels declined 2 percent compared to the first quarter, serving to lower base salaries and fully offset the impact of the company’s annual merit increase.

Legal expenses increased $8 million or 62 percent primarily due to legal and regulatory charges of $3 million related to the pending settlement of previously disclosed matters, as well as a $7 million favorable legal settlement recognized in the first quarter. Other expenses increased $25 million, including an $11 million increase to the company’s reserve for unfunded commitments, as well as $9 million of credit related charges associated with other real estate and held for sale loans. FDIC insurance assessments decreased $8 million from the first quarter primarily due to a $6 million refund related to overpayments in prior periods.

The company’s efficiency ratio was 65.6 percent in the second quarter and 64.1 percent year-to-date. The adjusted efficiency ratio(1) was 64.0 percent in the quarter and 62.3 percent year-to-date. The company has generated 4 percent positive operating leverage year-to-date on an adjusted basis(1). Under the current operating environment with continued low interest rates, the company remains committed to disciplined expense management and is taking steps to continue to improve efficiencies and lower costs.

The effective tax rate for the second quarter was 29.7 percent compared to 29.3 percent in the first quarter. The effective tax rate is expected to remain in the 29 to 31 percent range for the remainder of 2016.

Comparison of second quarter 2016 to second quarter 2015
Non-interest expense decreased $19 million or 2 percent from the second quarter of last year. Non-interest expense increased $30 million or 4 percent on an adjusted basis(1). Total salaries and benefits increased $3 million from the previous year, primarily attributable to increased incentives partially offset by the impact of staffing reductions. Year-over-year, staffing levels have declined 3 percent. Occupancy expense decreased $3 million from the previous year reflecting the benefits from property-related optimization and efficiency initiatives. Related, the company incurred branch consolidation, property and equipment charges totaling $22 million in the second quarter of 2016 and $27 million in the second quarter of 2015.

Legal expenses declined $50 million from the prior year, primarily related to a $48 million charge in the second quarter of 2015 for contingent legal and regulatory items associated with previously disclosed matters. Other expenses increased $28 million from the second quarter of last year primarily due to an increase in the company's reserve for unfunded commitments, as well as higher credit related charges associated with other real estate and held for sale loans.

Loans and Leases

	Average Balances

($ amounts in millions)	2Q16	1Q16	2Q15	2Q16 vs. 1Q16		2Q16 vs. 2Q15
Total commercial	$44,152	$43,974	$42,831	$178	0.4%	$1,321	3.1%
Total investor real estate	6,990	7,021	6,965	(31)	(0.4)%	25	0.4%
Business Loans	51,142	50,995	49,796	147	0.3%	1,346	2.7%
Residential first mortgage	12,990	12,828	12,471	162	1.3%	519	4.2%
Home equity	10,869	10,956	10,867	(87)	(0.8)%	2	—%
Indirect—vehicles	4,149	4,056	3,768	93	2.3%	381	10.1%
Indirect—other consumer	686	599	328	87	14.5%	358	109.1%
Consumer credit card	1,066	1,050	975	16	1.5%	91	9.3%
Other consumer	1,058	1,026	970	32	3.1%	88	9.1%
Consumer Lending	30,818	30,515	29,379	303	1.0%	1,439	4.9%
Total Loans	$81,960	$81,510	$79,175	$450	0.6%	$2,785	3.5%

Comparison of second quarter 2016 to first quarter 2016

Average loans and leases were $82 billion for the second quarter, an increase of $450 million or 1 percent. Average balances in the business lending portfolio were $51 billion during the second quarter, an increase of $147 million. This increase was driven primarily by Corporate Banking as the company’s specialized lending groups achieved solid loan growth, driven largely by new relationships within Technology & Defense and Financial Services. Average commercial loan balances increased $178 million inclusive of a $64 million decline in average direct energy loans. On a point-to-point basis, direct energy loans decreased $324 million linked quarter. Commercial commitments and line utilization were relatively flat from the previous quarter.

The consumer lending portfolio experienced growth in almost every product category as average balances increased $303 million or 1 percent from the prior quarter. Indirect-vehicle lending balances increased $93 million or 2 percent. Indirect-other continued to expand as balances increased $87 million or 15 percent as the company continued its point-of-sale initiatives. Residential first mortgage balances increased $162 million reflecting a 49 percent seasonal increase in production while home equity balances decreased $87 million as the pace of run-off exceeded production. Consumer credit card balances increased $16 million as active credit cards increased 4 percent.

Comparison of second quarter 2016 to second quarter 2015

Average loans and leases increased $2.8 billion or 4 percent over the prior year as both the business and consumer lending portfolios achieved growth.

Average business lending balances increased $1.3 billion or 3 percent, as Corporate Banking, Commercial Banking and Real Estate Banking all achieved solid growth. Within Corporate Banking, the company’s specialized lending groups achieved solid loan growth from new relationships within Restaurant, Transportation, Technology & Defense and Financial Services. Average commercial loan balances increased $1.3 billion or 3 percent, and investor real estate loans were relatively unchanged. Commitments increased 4 percent and commercial line utilization increased 80 basis points from the previous year.

The consumer lending portfolio experienced growth in every product category as average balances increased $1.4 billion or 5 percent from the prior year. Residential first mortgage balances increased $519 million or 4 percent benefiting from an increase in new home purchases and continued low interest rates. Home equity balances increased $2 million. Indirect-vehicle lending balances increased $381 million or 10 percent as production increased 12 percent. Indirect-other increased $358 million, more than double the prior year balances, as the company continued to execute its point-of-sale initiatives. Additionally, consumer credit card balances increased $91 million or 9 percent as active credit cards increased 13 percent, and the company’s penetration rate of deposit base customers increased 130 basis points over the prior year to approximately 17.7 percent.

Deposits

	Average Balances

($ amounts in millions)	2Q16	1Q16	2Q15	2Q16 vs. 1Q16		2Q16 vs. 2Q15
Low-cost deposits	$90,159	$90,382	$88,850	$(223)	(0.2)%	$1,309	1.5%
Time deposits	7,338	7,368	8,250	(30)	(0.4)%	(912)	(11.1)%
Total Deposits	$97,497	$97,750	$97,100	$(253)	(0.3)%	$397	0.4%

($ amounts in millions)	2Q16	1Q16	2Q15	2Q16 vs. 1Q16		2Q16 vs. 2Q15
Consumer Bank Segment	$54,703	$53,492	$53,089	$1,211	2.3%	$1,614	3.0%
Corporate Bank Segment	27,618	27,608	27,234	10	—%	384	1.4%
Wealth Management Segment	11,280	12,311	12,544	(1,031)	(8.4)%	(1,264)	(10.1)%
Other	3,896	4,339	4,233	(443)	(10.2)%	(337)	(8.0)%
Total Deposits	$97,497	$97,750	$97,100	$(253)	(0.3)%	$397	0.4%

Comparison of second quarter 2016 to first quarter 2016

Total average deposit balances were $97 billion in the second quarter, reflecting a decrease of $253 million compared to the prior quarter. Average low-cost deposits decreased $223 million and represented 92 percent of average deposits. Deposit costs remained near historical lows at 12 basis points, and total funding costs totaled 29 basis points in the second quarter.

Average deposits in the Consumer segment increased $1.2 billion or 2 percent from the prior quarter. Average Corporate segment deposits remained relatively flat and reflects the reduction of certain financial services account deposits. Average deposits in the Wealth Management segment declined $1.0 billion or 8 percent as a result of the strategic reduction of certain deposits, and contributed to the decline in total average deposits.

Comparison of second quarter 2016 to second quarter 2015

Total average deposit balances increased $397 million from the prior year. Average low-cost deposits increased $1.3 billion or 2 percent. Average deposits in the Consumer segment increased $1.6 billion or 3 percent from the prior year, and average Corporate segment deposits increased $384 million or 1 percent. Average deposits in the Wealth Management segment declined $1.3 billion or 10 percent.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	6/30/2016	3/31/2016	6/30/2015
ALL/Loans, net~	1.41%	1.41%	1.39%
Net loan charge-offs as a % of average loans, annualized	0.35%	0.34%	0.23%
Non-accrual loans, excluding loans held for sale/Loans, net	1.25%	1.22%	0.94%
NPAs (ex. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	1.40%	1.36%	1.13%
NPAs (inc. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	1.61%	1.61%	1.38%
Total TDRs	$1,325	$1,276	$1,404
Total Criticized Loans—Business Services*	$3,664	$3,625	$2,950
* Business services represents the combined total of commercial and investor real estate loans.
~ ALL excludes operating leases

Comparison of second quarter 2016 to first quarter 2016

Net charge-offs totaled $72 million, a 5 percent increase from the previous quarter. Net charge-offs as a percent of average loans were 0.35 percent compared to 0.34 percent in the first quarter. The provision for loan losses essentially matched charge-offs, and the resulting allowance for loan and lease losses remained unchanged from the prior quarter at 1.41 percent of total loans outstanding. Net charge-offs related to the company’s energy portfolio totaled $17 million in the quarter. The total loan loss allowance for the direct energy loan portfolio increased to 9.4 percent in the second quarter compared to 8.0 percent in the first quarter. The increase is primarily due to the decline in direct energy loans.

Total non-accrual loans, excluding loans held for sale, increased 3 percent from the previous quarter. Troubled debt restructured loans increased 4 percent, and total business services criticized loans increased 1 percent. At quarter-end, the company’s allowance for loan losses as a percentage of non-accrual loans, or coverage ratio, was approximately 112 percent. Given the current phase of the credit cycle, volatility in certain credit metrics can be expected, especially related to large-dollar commercial credits and fluctuating commodity prices.

Comparison of second quarter 2016 to second quarter 2015

Net charge-offs increased $26 million from the second quarter of 2015. Net charge-offs as a percent of average loans were 0.35 percent compared to 0.23 percent in the prior year. The allowance for loan and lease losses as a percent of total loans increased 2 basis points.

Total non-accrual loans, excluding loans held for sale, increased $274 million from the previous year, while troubled debt restructured loans declined 6 percent. Total business services criticized loans increased 24 percent, primarily related to risk rating migration in the energy portfolio.

Capital and liquidity

	As of and for Quarter Ended
	6/30/2016	3/31/2016	6/30/2015
Basel III Common Equity Tier 1 ratio(2)	10.9%	10.9%	11.3%
Basel III Common Equity Tier 1 ratio — Fully Phased-In Pro-Forma (non-GAAP)(1)(2)	10.7%	10.7%	11.1%
Tier 1 capital ratio(2)	11.6%	11.6%	12.1%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	9.57%	9.48%	9.52%
Tangible common book value per share (non-GAAP)(1)	$9.22	$8.97	$8.37

Under the Basel III capital rules, Regions’ estimated ratios remain well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 11.6 percent and 10.9 percent, respectively, at quarter-end under the phase-in provisions. In addition, the Common Equity Tier 1 ratio(1)(2) was estimated at 10.7 percent on a fully phased-in basis.

During the second quarter, the company repurchased $179 million or 19.4 million shares of common stock. In addition, the company declared $79 million in dividends to common shareholders. The company’s liquidity position remained solid with its loan-to-deposit ratio at the end of the quarter at 84 percent, and, as of quarter-end, the company remained fully compliant with the liquidity coverage ratio rule.

Additionally, during the second quarter, Regions completed the annual Comprehensive Capital Analysis and Review (CCAR) process and received no objection regarding planned capital actions. In addition to continuing the $0.065 quarterly common stock dividend, planned capital actions include the repurchase of up to $640 million in common shares over the next four quarters and the potential for a dividend increase beginning in the second quarter of 2017. The $640 million share repurchase program was approved by the Board of Directors on July 14, 2016, and the potential dividend increase will be considered by the Board of Directors in early 2017.

(1)	Non-GAAP, refer to pages 11, 12 and 23 of the financial supplement to this earnings release

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available from Tuesday, July 19, 2016, at 2 p.m. ET through Friday, August 19, 2016. To listen by telephone, please dial 1-855-859-2056, and use access code 26351405. An archived webcast will also be available until August 19 on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $126 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,600 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

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Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

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Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

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Any impairment of our goodwill or other intangibles, or any adjustment of valuation allowances on our deferred tax assets due to adverse changes in the economic environment, declining operations of the reporting unit, or other factors.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•
Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Our ability to effectively compete with other financial services companies, some of whom possess greater financial resources than we do and are subject to different regulatory standards than we are.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Our inability to develop and gain acceptance from current and prospective customers for new products and services in a timely manner could have a negative impact on our revenue.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

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Changes in laws and regulations affecting our businesses, such as the Dodd-Frank Act and other legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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Our ability to obtain a regulatory non-objection (as part of the CCAR) process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

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Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance and intensity of such tests and requirements.

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Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards and the LCR rule), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

•
The Basel III framework calls for additional risk-based capital surcharges for globally systemically important banks. Although we are not subject to such surcharges, it is possible that in the future we may become subject to similar surcharges.

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The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The success of our marketing efforts in attracting and retaining customers.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

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Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•	The risks and uncertainties related to our acquisition and integration of other companies.

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Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act.

•	The inability of our internal disclosure controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

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The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business.

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Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

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Our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information; increased costs; losses; or adverse effects to our reputation.

•	Our ability to realize our efficiency ratio target as part of our expense management initiatives.

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Significant disruption of, or loss of public confidence in, the Internet and services and devices used to access the Internet could affect the ability of our customers to access their accounts and conduct banking transactions.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses; result in the disclosure of and/or misuse of confidential information or proprietary information; increase our costs; negatively affect our reputation; and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to stockholders.

•	Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect how we report our financial results.

•	Other risks identified from time to time in reports that we file with the SEC.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission.
The words “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Net interest income and other financing income on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation beginning in 2019. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. CET1 capital is then divided by this denominator (risk-weighted assets) to determine the CET1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance